FOR IMMEDIATE RELEASE

Conference Call:	Today, Tuesday, March 17, 2009 at 5:30 p.m. EDT
Dial-in Numbers:	866-395-2657 or 706-902-0717 (International)
Webcast / Replay URL:	www.integramed.com or www.earnings.com
Phone Replay:	800-642-1687 or 706-645-9291 through March 24, 2009
Conference ID#:	90806038

IntegraMed® Delays Filing of Form 10-K to Review Revenue

Recognition Method in its Consumer Services Segment

PURCHASE, NEW YORK — March 17, 2009 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation’s leading provider of specialty healthcare services in emerging, technology-focused segments, today announced that as a result of a Securities and Exchange Commission (SEC) review of its Securities Exchange Act reports, including its 2007 Form 10-K, the Company is reviewing its accounting methods for its Attain IVF™ Program (formerly known as the IntegraMed® Shared Risk® Refund Program). Operating results from the Attain IVF Program are reported under the Company’s Consumer Services segment and represented approximately 10% of the Company’s 2008 revenues and approximately 30% of the 2008 contribution as reported on February 17, 2009. As a result of the accounting issues raised by the SEC, IntegraMed has filed a Form 12b-25 to extend the filing deadline of its 2008 Form 10-K by 15 days.

The Attain IVF (in vitro fertilization) Program is a rapidly growing program pioneered by IntegraMed to improve a couple’s odds of a successful birth by engaging in a treatment plan with the benefit of a refund in the event that treatment does not lead to the birth of a baby. The program involves enrolled patients paying the entire lump-sum fee, approximately $24,000, up-front, eliminating the Company’s credit or receivable risk for the service. The Attain IVF Program provides patient refunds of 70% to 100% of their fees should their IVF treatments not result in their taking home a baby or should a patient not complete the treatment plan. The multiple treatment package and refund provisions of the Attain IVF Program have strong consumer appeal and represent an important competitive advantage for IntegraMed affiliated clinics.

Since the inception of the Attain IVF Program in 1999, IntegraMed has recorded the program’s revenue in a consistent manner, as reflected in its historical financial statements. Expenses related to the Attain IVF Program treatments are recorded as incurred. Historically for most cases, IntegraMed has booked 30% of the program’s fee after completion of the first IVF treatment cycle. This method reflected the services provided through that milestone and the fact that 30% of the treatment fee is contractually no longer refundable after completion of the first IVF cycle.

IntegraMed later records the balance of the Attain IVF Program fee of 70% (or 100% in certain cases where no revenue has been booked after the first IVF cycle) - less a pregnancy loss reserve for potential miscarriages - when the patient has been verified as being pregnant. Pregnancy is defined by IntegraMed as the time when a fetal heartbeat can first be detected. Pregnancy loss reserves have approximated 5% of the program’s fee and are based on historic outcomes developed from a large group of homogeneous patients participating in the program. The reserve is maintained for amounts that would be refundable should the course of treatments not result in a live birth. To date, the Company’s case management process has been effective in managing the risks associated with its Attain IVF Program within expected limits, and the Company has experienced no material variation from its actuarial and experience-based model.

IntegraMed is currently in dialogue with the SEC about an alternative revenue recognition practice, which could potentially defer most of the revenue in the Attain IVF Program until a take home baby is achieved, while all related costs would be expensed on the income statement as they were incurred. The entire Attain IVF Program fee, which is received up front, would remain on the balance sheet as a patient deposit until the birth of a baby. Based on this alternative method of revenue recognition, the Company estimates that its 2008 net income of $3.9 million would be between $1.0 million and $1.4 million less than originally reported.

Commenting on the situation, Jay Higham, Chief Executive Officer, stated: “We are actively working with our auditors and the SEC to resolve this situation so we can file our 10-K on a timely basis and return our focus to the growth opportunities we are continuing to experience across all our businesses.

“Despite the potential for an accounting change, we remain firmly committed to our Attain IVF Program and our network of providers. This matter has absolutely no impact on cash flow, the operation of the Attain IVF Program, the patients that are currently enrolled, prospective new patients or our contracted fertility centers.”

About IntegraMed America, Inc.

IntegraMed America, Inc. is a leading provider of specialty health care services in emerging, technology-driven, niche segments of the health care market. The Company currently operates in the fertility and varicose vein care segments. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal services, risk management and quality assurance. IntegraMed also offers treatment-financing programs for self-pay patients.

The IntegraMed Fertility network consists of 33 contracted centers with 109 locations in 13 states across the United States. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed fertility practice. The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US and operates 33 centers in 13 states, principally in the Midwest and Southeast.

Please visit www.integramed.com for investor background www.integramedfertility.com, a leading fertility portal or www.veinclinics.com, a leading vein care portal, for more information.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed’s ability to finance future growth; changes in insurance coverage, government lasw and regulations regarding health care or managed care contracting; and other risks, including those identified in the company’s most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of March 17, 2009 and IntegraMed undertakes no duty to update this information.

CONTACT:

Investors	Physicians	Media/Investors
John W. Hlywak, Jr.,	Scott Soifer	David Collins, Norberto Aja
EVP and CFO	EVP, Operations & Administration	Jaffoni & Collins Incorporated
IntegraMed America, Inc.	IntegraMed America, Inc.	inmd@jcir.com
jhlywak@integramed.com	scott.soifer@integramed.com	212-835-8500
914-251-4143	914-251-4186

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